Change in Control Agreement
This Change in Control Agreement (the “Agreement”) is made and entered into as of January 18, 2019 (the “Effective Date”), by and between Flagstar Bancorp, Inc., a Michigan corporation (the “Company”), Flagstar Bank, FSB, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, “Flagstar”) and James Ciroli (the “Executive”). The Company, the Bank and Executive are referred to collectively as the “Parties” and individually as a “Party.”
WHEREAS, Executive is currently employed as the Chief Finance Officer of the Company and is an integral part of its management;
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have the continuous employment of key management personnel, such as Executive;
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive in the event of a Change in Control (as defined below);
WHEREAS, the Board believes it is essential to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change in Control.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows:

1.    Term. This Agreement will have an initial term of twelve (12) months commencing on the Effective Date. On each twelve (12) month anniversary of the Effective Date, the term of this Agreement will renew automatically for an additional twelve (12) month period, unless Flagstar provides Executive with written notice of non-renewal at least sixty (60) days prior to such renewal date; provided, however, if a Change in Control occurs during the term of this Agreement (including any renewal period), this Agreement shall continue until the later of: (i) the first anniversary of a Change in Control Date; or (ii) the satisfaction of all of the obligations of the Parties under the Agreement. Prior to a Change in Control Date, this Agreement shall immediately terminate upon the termination of Executive's employment for any reason. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2.1 below, Flagstar’s non-renewal of this Agreement shall not constitute a Qualifying Termination (as defined below).
2.    Severance Benefits.
2.1    Qualifying Termination. If, during the Term, Executive’s employment is terminated as a result of a Qualifying Termination, Executive shall be entitled to receive the Accrued Amounts (defined below) and, subject to Executive's timely execution and delivery (and non-revocation) of a general release and waiver of claims in substantially the form set forth in Exhibit A (the “Release”) (the period between the Qualifying Termination and the date that the Release becomes effective, the “Release Execution Period”), Executive shall be entitled to receive the following:

(a)    a lump sum payment equal to two (2) times Executive's Base Salary and target bonus from the Company’s Annual Incentive Program or such successor plan or program (“AIP”) for the fiscal year in which the Qualifying Termination occurs, which shall be paid within sixty (60) days following such termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the first payroll period in January of the second taxable year;

(b)    if Executive (and his dependents) timely elects to continue health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Executive (and his dependents) monthly for COBRA healthcare continuation premiums until the earlier of: (i) the eighteen (18) month anniversary of the Qualifying Termination; (ii) the date on which Executive becomes eligible for health care coverage from a subsequent employer; and (iii) the date that Executive and his spouse qualify for coverage under Medicare. Notwithstanding the foregoing, if Flagstar’s making payments under this Section 2.1(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or any successor law (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the Parties agree to reform this Section 2.1(c) in a manner as is necessary to comply with the ACA; and
(c)    notwithstanding the terms of the Company 2016 Stock Award and Incentive Plan (the “2016 Plan”), the Company 2006 Equity Incentive Plan, as amended, or any applicable award documents, all of Executive’s then-outstanding unvested stock shall become fully vested and exercisable for the remainder of their full term.

2.2    Other Terminations of Employment. Notwithstanding anything to the contrary in Section 2.1 above, in connection with any termination of employment, Executive shall be entitled to receive the Accrued Amounts.

3.    Definitions.
3.1    The “Accrued Amounts” include the following:
(a)    any accrued but unpaid base salary which shall be paid on the pay date immediately following the termination date of Executive’s employment in accordance with Flagstar’s payroll procedures;

(b)    any earned but unpaid payment from the AIP payment with respect to any completed fiscal year immediately preceding the termination date of Executive’s employment, which shall be paid on the otherwise applicable payment date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;
(c)    reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Flagstar’s business expense reimbursement policies; and

(d)    vested employee benefits, if any, to which Executive may be entitled under Flagstar’s employee benefit plans as of the termination date of Executive’s employment; which shall be subject to, and paid in accordance with, Flagstar's employee benefit plans.
3.2    “Base Salary” shall mean Executive's annualized base salary as of the Effective Date, as may be subsequently adjusted upward for increases.
3.3    “Cause” shall mean the occurrence of any of the following: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect of duties; (ii) repeatedly and willfully failing to adhere to the directions of the Board or the material written policies and practices of Flagstar; (iii) any intentionally unlawful act that causes material damage to the property or business of Flagstar; (iv) Executive’s material breach of any provision of this Agreement; (v) fraud, misappropriation, personal dishonesty or embezzlement by Executive, in each case which causes material damage to the property or business of Flagstar; or (vi) Executive’s conviction of, or plea of nolo contendere to, a felony, a crime of moral turpitude or any crime involving Flagstar that causes material damages to the property or business of Flagstar. For purposes of this Agreement, no act or failure to act on the Executive’s part will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his or her action or omission was in the best interests of Flagstar or an affiliate of Flagstar. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Flagstar or an affiliate.
3.4     “Change in Control” is defined as the occurrence of a “Change in Control” as defined by the 2016 Plan.
3.5    "Change in Control Date" shall be any date during the Term on which a Change in Control occurs.
3.6    “Disability” shall mean Executive becomes entitled to receive long-term disability benefits under the Company long-term disability plan applicable to Executive.
3.7    “Good Reason” shall mean the occurrence of any of the following, in each case, without Executive's written consent:

(i)    A material reduction in Executive's Base Salary or target bonus under the AIP, from the levels then in effect;

(ii)    a failure by Flagstar to pay material compensation due and payable to Executive in connection with his or her employment;
(iii)    a material adverse change or a material diminution in Executive’s positions, reporting relationships, authorities, duties or responsibilities;

(iv)    a relocation of Executive's principal place of employment by more than fifty (50) miles; or

(v)    any material breach by Flagstar of this Agreement.

Executive cannot terminate his employment for Good Reason unless Executive: (A) gives the Company written notice of his objection to such above-described event or condition within ninety (90) days following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, by the Company within thirty (30) days following the Company’s receipt of such notice (or if such event or condition is not susceptible to correction within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (C)  Executive resigns his employment not more than thirty (30) days following the expiration of the 30-day period described in the foregoing clause (B).

3.8    “Qualifying Termination” shall occur if Executive’s employment with the Company is terminated by Executive for Good Reason or by Flagstar without Cause at any time during the period beginning three (3) months before and ending on the 12-month anniversary of a Change in Control Date.

4.    Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 2.1(c) (with respect to medical insurance continuation), any amounts payable pursuant to Section 2 shall not be reduced by compensation Executive earns on account of employment with another employer.
5.    Regulatory Actions.
(a)    If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(b)    If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(c)    If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(d)    All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank;

(i) By the Comptroller of the Currency, or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(ii) (A) By the Comptroller of the Currency or his or her designee, at the time the Comptroller, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

6.    Restrictive Covenants. In consideration of Executive entering into this Agreement, Executive shall enter into the Non-Competition, Non-Solicitation and Confidential Information Agreement set forth on Exhibit B.
7.    Arbitration. The Parties agree that arbitration is the required and exclusive forum for the resolution of all disputes between them in any way related to this Agreement or Executive’s employment and separation from employment from Flagstar, including but not limited to, any statutory or common law claims alleging unpaid compensation, unpaid wages or overtime pay, discrimination, harassment, retaliation, breach of express or implied contract, defamation and/or negligence. Specifically excluded are workers' compensation and unemployment compensation benefits, or claims under an executive benefit plan that specifies its claims procedure shall culminate in different arbitration procedures. Any Party seeking to pursue a claim shall do so by sending written notice pursuant to Section 19 hereof. Within five days thereafter, the Party seeking arbitration will submit the claim to the American Arbitration Association (the “AAA”).

The arbitration will be in accordance with the national employment rules of the AAA, except that in no event may the AAA unilaterally select an arbitrator without the written consent of both Executive and Flagstar. The Parties may agree to a private arbitrator mutually selected by the Parties, in which case the AAA employment rules will apply to the conduct of the hearing. Any arbitration proceeding will be governed by the Federal Arbitration Act. Claims against officers, directors and other executives or agents of Flagstar are included in this agreement to arbitrate. Flagstar will pay Executive's portion of the AAA filing fee in an amount up to $250.00 (or the then current filing fee if it exceeds $250.00) as well as the fees and costs of the arbitrator and any AAA administrative costs. Any arbitration hearing will be conducted in the city or region closest to Executive’s residence, unless the Parties mutually agree to conduct the hearing in another location.
An arbitrator's award must be in writing, with specific findings of fact, and will be enforceable by judgment entered upon the award in any court having jurisdiction. In reaching any decision, the arbitrator will interpret and be bound by this Agreement (and cannot add or disregard any provision of this Agreement) as well as applicable federal, state or local law. Any arbitration will provide each Party with all substantive rights and remedies provided under any applicable federal or state law related to such claim, including but not limited to, any legal or equitable remedy available in a court of competent jurisdiction such as money damages and legal fees. In the event of a conflict between this Agreement and any policy, rule or practice of Flagstar or the AAA, the arbitrator is bound by the terms of this Agreement. Nothing in this agreement to arbitrate precludes Flagstar or Executive from seeking temporary or permanent injunctive or declaratory relief from a court of competent jurisdiction relative to any alleged breach of an applicable non-compete or trade secret agreement between the Parties. Neither Party shall be entitled to: (i) join or consolidate claims in arbitration by or against other executives, (ii) arbitrate any claim against the other party as a representative or member of a class or collective action, or (iii) arbitrate any claim in a private attorney general capacity.

8.    Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Michigan without regard to conflicts of law principles.

9.    Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and Flagstar pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
10.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and Flagstar. No waiver by the Parties of any breach by another Party of any condition or provision of this Agreement to be performed by another Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

11.    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted or amended) established by Flagstar providing for the clawback or recovery of amounts that were paid to Executive. The Board will make any determination for clawback or recovery in its reasonable discretion in good faith and such determination shall be binding on all parties.
12.    Tax Withholding. Flagstar shall have the right to withhold from any amount payable under this Agreement any federal, state, and local taxes in order for Flagstar to satisfy any withholding tax obligation it may have under any applicable law or regulation.

13.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

14.    Headings. Headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.    Section 409A.

16.1    General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and any regulations or guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as “separation pay” or as a “short-term deferral” shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, Flagstar makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Flagstar be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

16.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the "separation from service" as determined under Section 409A or, if earlier, on Executive's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

17.    Section 280G. In the event that part or all of the payments or benefits to be paid or provided to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive (“Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999 (“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Total Payments received by the Executive without application of such reduction. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). If applicable, the particular payments that are to be reduced shall be subject to the mutual agreement of Executive and the Company, with a view to maximizing the value of the payments to Executive that are not reduced.
18.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Executive and the heirs, executors, assigns and administrators of Executive and shall be binding upon and inure to the benefit of Flagstar and its successors and assigns (as provided below). Executive may not assign or transfer to others the obligation to perform Executive's duties hereunder, and there are no third party beneficiaries to Executive's rights hereunder. Flagstar may assign or transfer its rights and obligations under this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Flagstar. Flagstar will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Flagstar to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Flagstar would be required to perform it if no such succession had taken place. As used in this Section 18, “Flagstar” shall mean Flagstar as defined herein and any successor to its business and/or assets. Any obligations of Flagstar, the Company and/or the Bank under this Agreement shall be the joint and several obligation of each of the Company and the Bank.

19.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice):

If to Flagstar:
Flagstar Bank, FSB
5151 Corporate Drive
Troy, Michigan 48098
Attention: Chairman

If to Executive:
At the last address on file with the Company.

20.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FLAGSTAR BANCORP, INC.
/s/ Christine M. Reid Christine M. Reid Secretary
FLAGSTAR BANK, FSB
/s/ Christine M. Reid Christine M. Reid Secretary

EXECUTIVE
/s/ James K. Ciroli James K. Ciroli

Exhibit A

MUTUAL GENERAL RELEASE OF CLAIMS

This Mutual General Release of Claims (“Release Agreement”) is made between James Ciroli (“Executive”) and Flagstar Bancorp, Inc., a Michigan corporation (the “Company”), Flagstar Bank, FSB, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, “Flagstar”) and is effective as of the Effective Date stated below. The Company, the Bank and Executive are referred to collectively as the “Parties” and individually as a “Party.”

THEREFORE, in consideration of the mutual promises and payment set forth in the Agreement, this Release Agreement (Exhibit A) and the Non-Competition, Non-Solicitation and Confidential Information Agreement (the “Non-Competition and Confidentiality Agreement”) (Exhibit B), the receipt and adequacy of which is acknowledged, the Parties agree as follows:

1.    Date of Termination. Executive’s date of termination is <<Termination Date>> (“Date of Termination”). Subject to any right to continue group health benefits under COBRA, Executive’s eligibility for all health and welfare benefits provided by Flagstar will end on the <<Date of Termination>>. Except as specifically provided in the Agreement, this Release Agreement and the Non-Competition and Confidentiality Agreement attached at Exhibit B, as well as and any written agreement signed by Executive concerning the protection of trade secrets or intellectual property belonging to Flagstar, all other agreements, contracts, commitments and understandings between Executive and Flagstar, whether oral or written, concerning the subject matter of this Release Agreement are superseded by this Release Agreement.

2.    Severance Benefits and Consideration for Release. Executive agrees that the Severance Benefits described in the Agreement are good and valuable consideration for this Release Agreement and are in excess of any earned wages, benefits or other amounts to which Executive is entitled as of the Date of Termination. Executive further acknowledges and warrants that Executive has received all wages, bonuses, overtime, vacation pay and other benefits and compensation due or owing by virtue of Executive’s employment, and further specifically warrants and agrees that Executive has received all leaves of absences, including but not limited to, all FMLA leave, and all paid or unpaid time off that Executive requested or was otherwise eligible for while employed by Flagstar. Executive agrees to promptly pay in full all federal, state or local taxes due or owed on any Severance Benefits made pursuant to the Agreement.

3.    Other Payments. In connection with Executive’s separation from employment, on the Date of Termination, Flagstar will also pay any other vested benefits payable upon termination for which Executive is eligible in accord with the express terms of any agreement, benefit plan or Bank policy and applicable state law.

4.    Protected Rights. Executive understands that nothing contained in this Release Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment

Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Flagstar.

5.     Mutual General Release of All Claims.

(A)     General Release by Executive. Executive fully, completely and forever releases and discharges Flagstar Bank and Flagstar Bancorp, their current or former parent corporations, units, divisions, subsidiaries, foundations, benefit plans, related or affiliated entities, and all current or former officers, directors, shareholders, employees, donors, agents, attorneys, plan administrators, fiduciaries, successors and assigns of Flagstar Bank, Flagstar Bancorp, and any entity or unit described above (collectively referred to as “Released Parties”) from any and all claims, appeals, controversies, disputes, issues, allegations, loss of services, attorneys’ fees, liabilities, grievances, damages and causes of action of any kind, nature or description, arising from any act, omission, conduct, fact or circumstance existing as of the date Executive signs this Release Agreement.

This release includes, but is not limited to, all workplace disputes, issues or allegations, and all claims or allegations for unpaid compensation, unreimbursed expenses, bonuses, stock options, wrongful discharge, breach of contract, negligence, defamation, fraud and personal injury (including, but not limited to, mental or emotional anguish, humiliation, embarrassment, loss of professional status, prestige and self-esteem), as well as all claims for loss of consortium or support or affection, and all damages, costs, expenses, compensation, benefits, and attorneys’ fees. This general release also includes all claims and rights under any federal, state or local law or regulation, including but not limited to, Title VII of Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act, the Americans with Disabilities Act, the Lilly Ledbetter Fair Pay Act, the Equal Pay Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act; the Michigan Persons with Disabilities Civil Rights Act, the Michigan Wages and Fringe Benefits Act, the Michigan Whistleblowers Protection Act, and the Michigan Elliott Larsen Civil Rights Act, and/or any other federal, state or local constitution, statute, ordinance or regulation. By signing below, Executive acknowledges and agrees that this general release will be interpreted in the broadest way possible under applicable law and also includes any and all claims which in any way involve or arise from Executive’s employment or separation from employment with Flagstar based on events occurring up to and including the date Executive signs this Release Agreement.

By signing this Release Agreement, Executive gives up and discharges any such issues, disputes, allegations and claims described above, except for: (i) claims for breach of this Release Agreement; (ii) claims for health insurance benefits under COBRA or any vested benefits under a retirement plan governed by ERISA; (iii) statutory claims for unemployment or workers’ compensation benefits that are not waivable as a matter of law; (iv) equity awards which by their terms survive the termination of Executive’s employment; and (v) rights to indemnification and reimbursement and advancement of expenses under any charter, bylaw, other organization document, agreement, vote of shareholders or directors or otherwise. The Parties further agree that no future claims based on facts or circumstances arising after the execution of this Release Agreement are waived. Executive has the right to have a court determine the validity of the above waiver and release of ADEA claims.

(B)    Release by Flagstar. Flagstar Bank and Flagstar Bancorp, for each of them and their respective current or former parent corporations, units, divisions, subsidiaries, foundations, benefit plans, related or affiliated entities, and all current or former officers, directors, shareholders, employees, donors, agents, attorneys, plan administrators, fiduciaries, successors and assigns of Flagstar Bank, Flagstar Bancorp, and any entity or unit described above (collectively referred to as “Flagstar Parties”) fully, completely and forever releases and discharges Executive and his estate, administrators, personal representatives, heirs and beneficiaries, from any and all claims, appeals, controversies, disputes, issues, allegations, loss of services, attorneys’ fees, liabilities, grievances, damages and causes of action of any kind, nature or description, arising from any act, omission, conduct, fact or circumstance existing as of the date Executive signs this Agreement that are known by the Board of Directors of Flagstar Bank and Flagstar Bancorp, respectively, on such date, except for claims under the Agreement, this Release Agreement or the Non-Competition and Confidentiality Agreement attached as Exhibit B. Nothing in this mutual release precludes or limits Flagstar from defending itself against (i)_any allegations by Executive, or (ii) any of the above Released Claims should they become public..

6.     No Admission of Liability. This Agreement is the good faith settlement of any and all disputes existing as of the date signed or otherwise arising out of Executive’s employment or separation of employment with Flagstar. This Agreement does not constitute and shall not be used as an admission by either party of any liability, wrongdoing, or violation of any law.

7.     Return of Company Property and Cooperation. Executive further agrees to return to Flagstar on or before the Date of Termination all property in Executive’s possession or control belonging to Flagstar, including, but not limited to, keys, files, cellular phones, credit cards, laptops, computer hardware or software, passwords, codes, books, customer documents, files and all records, and to promptly reconcile all expense accounts. Executive agrees not to retain copies of any property belonging to Flagstar, whether on paper, tape, disk, or in any electronic or other medium after the Date of Termination. Executive agrees to reasonably cooperate and be available to Flagstar (or its Counsel), as the Bank may reasonably request to assist in any administrative, agency or other matter, including litigation or potential litigation, over which Executive may have knowledge or information based on Executive’s employment with Flagstar.

8.    Knowing and Voluntary Acknowledgment. Flagstar advises and encourages Executive to consult with an attorney prior to signing this Release Agreement. Executive acknowledges that (a) Executive has read this Release Agreement in its entirety and understands all of its terms; (b) Executive has had the opportunity to consult with an attorney of his or her own choice prior to executing this Release Agreement; (c) Executive is responsible for any costs and fees resulting from an attorney reviewing this Release Agreement; (d) Executive knowing, freely and voluntarily enters into this Release Agreement and the above general release of claims of Executive’s own free will without any duress or coercion by Flagstar or its representatives, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled.

9.    Consideration Period. Executive acknowledges Executive has been given at least twenty-one (21) days to review and consider this Agreement before signing it. Executive acknowledges that Executive chooses to sign this Agreement prior to the expiration of that 21-day period, Executive expressly waives any remaining portion of the 21-day consideration period.

10.    Binding Nature, Modification, Severability and Governing Law. The waiver of a breach of any term of this Release Agreement does not operate as a waiver of any other or subsequent breach. This Agreement is binding on Flagstar its affiliates and all respective successors and assigns, as well as Executive’s personal representatives and heirs. This Release Agreement may not be assigned by Executive without the prior written consent of the Chief Executive Officer of Flagstar. No amendment or modification of this Release Agreement is binding unless in writing, specifically refers to this Release Agreement, and is signed by both Executive and the Chief Executive Officer of Flagstar. Any ambiguity in this Release Agreement will not be construed presumptively against any party. If any court or competent jurisdiction finds any provision of this Release Agreement to be invalid or unenforceable, such provisions shall be considered removed from this Release Agreement and the remaining provisions will continue in full force and effect to the fullest extent allowed by applicable law. This Release Agreement will be interpreted in accord with the laws of the State of Michigan, regardless of any conflict of law provisions. This Release Agreement may be executed by facsimile and/or in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one agreement.

11.    Medicare Reporting. Executive affirms that Executive is not and has never been a recipient of Medicare benefits, is not otherwise eligible for Medicare benefits, and Medicare has not notified Executive (nor is Executive aware of) any Medicare liens applicable to Executive. Executive acknowledges that none of the Separation Pay is for medical treatment or injuries to Executive caused or attributed to the Employer. The Parties have made every effort to adequately protect Medicare’s interest, if any, in this Release Agreement, and have not shifted responsibility for medical treatment to Medicare in contravention of federal law. Any present or future action or decision by Center for Medicare Services (CMS) regarding this Release Agreement, or Executive’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or affect the finality of this Release Agreement or release of claims. Executive waives any and all private causes of action for damages pursuant to 42 U.S.C. 1395, and acknowledges that Flagstar will report any payments to CMS if specifically required by law to do so.

12.     Right to Revoke and Effective Date Executive may revoke and cancel this Release Agreement at any time seven (7) days after signing this Release Agreement by delivering written notice of revocation to Cindy Myers at 5151 Corporate Drive, Troy, Michigan, 48098 or sending electronically to cindy.myers@flagstar.com. This Release Agreement is not effective until the eighth day after Employee has signed it and the revocation period has expired without revocation

(“Effective Date”). If Employee does so revoke, the Agreement and this Release Agreement shall be null and void.

13.     Arbitration of Disputes. The Parties agree that arbitration is the required and exclusive forum for the resolution of all disputes between them in any way related to this Release Agreement or Executive’s employment and separation from employment from Flagstar, including but not limited to, any statutory or common law claims alleging unpaid compensation, unpaid wages or overtime pay, discrimination, harassment, retaliation, breach of express or implied contract, defamation and/or negligence. Specifically excluded from this agreement are workers' compensation and unemployment compensation benefits, or claims under an employee benefit plan that specifies its claims procedure shall culminate in different arbitration procedures. The arbitration will be in accordance with the national employment rules of the American Arbitration Association (AAA), except that in no event may AAA unilaterally select an arbitrator without the written consent of both Executive and Flagstar. The Parties may agree to a private arbitrator mutually selected by the Parties, in which case the AAA employment rules will apply to the conduct of the hearing. This Release Agreement and any arbitration proceeding will be governed by the Federal Arbitration Act (FAA). Claims against officers, directors and other employees or agents of Flagstar are included in this agreement to arbitrate. Flagstar will pay Executive’s portion of the AAA filing fee in an amount up to $250.00 (or the current court filing fee if it exceeds $250.00) as well as the fees and costs of the Arbitrator and any AAA administrative costs, subject to the arbitrator’s authority to award damages. Any arbitration hearing will be conducted in Michigan, in the city or region closest to Executive’s residence, unless the Parties mutually agree to conduct the hearing in another location.

An arbitrator's award must be in writing, with findings of fact, and will be enforceable by judgment entered upon the award in any court having jurisdiction. In reaching any decision, the arbitrator will interpret and be bound by this Release Agreement (and cannot add or disregard any provision of this Agreement) as well as applicable federal, state or local law. Any arbitration will provide each Party with all substantive rights and remedies provided under any applicable federal or state law related to such claim, including but not limited to, any legal or equitable remedy available in a court of competent jurisdiction such as money damages and legal fees. In the event of a conflict between this Agreement and any policy, rule or practice of the Flagstar or AAA, the Arbitrator is bound by the terms of this Release Agreement. Nothing in this agreement to arbitrate precludes Executive or Flagstar from seeking temporary or permanent injunctive or declaratory relief from a court of competent jurisdiction relative to any alleged breach of an applicable non-compete or trade secret agreement between the Parties.

The arbitrator shall hear only individual claims and is prohibited from fashioning a proceeding as a class, collective, representative, joint, or group action or awarding relief to a group of claimants or employees in one proceeding, to the maximum extent permitted by law. Any question or dispute concerning the scope or validity of this paragraph and class action waiver shall be decided by a court of competent jurisdiction and not the arbitrator. Should a court determine that this class action waiver is invalid for any reason, the parties hereby waive any right to arbitration of the class, collective, representative, joint, or group action at issue and instead agree and stipulate that such claims will be heard only by a judge and not an arbitrator or jury, to the maximum extent permitted by law. If a Party brings an action that includes both claims subject to arbitration under this Agreement and claims that by law are not subject to arbitration, all claims that are not subject to arbitration shall be stayed until the claims subject to arbitration are fully arbitrated. In such a situation, the arbitrator’s decision on the claims subject to arbitration, including any determinations as to disputed factual or legal issues, shall be dispositive and entitled to full force and effect in any separate lawsuit on claims that by law are not subject to arbitration.

THE PARTIES HAVE FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE FREELY AND KNOWINGLY ENTER INTO THIS AGREEMENT AND GENERAL RELEASE.

WITNESS ___________________________________ Date: ______________________________	EXECUTIVE ___________________________________ Date: ______________________________
FLAGSTAR BANK By: _______________________________ Its: _______________________________

Exhibit B

Non-Competition, Non-Solicitation and Confidential Information Agreement

This Non-Competition, Non-Solicitation and Confidential Information Agreement ("Non-Competition and Confidentiality Agreement") is between Flagstar Bancorp, Inc., a Michigan corporation (the “Company”), Flagstar Bank, FSB, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, “Flagstar”) and James Ciroli (the “Executive”), and is effective as of the time the Executive executes this Agreement.

In consideration of Executive’s employment with Flagstar, and the compensation and benefits to be provided to Executive by Flagstar, Executive hereby acknowledges and agrees as follows:

1.    Confidential Information. "Confidential Information" is to be broadly interpreted and means (i) all non- public techniques/strategies and information that Flagstar has or Executive (in the course and scope of employment with Flagstar) develops, compiles, acquires, or receives that has or may have commercial value or usefulness to Flagstar, to its clients or to their competitors in their respective businesses; (ii) all non-public information that, if disclosed without authorization, could be detrimental to the interest of Flagstar or its clients/customers, whether or not such information is identified as Confidential Information or otherwise “confidential” by Flagstar or its Clients; (iii) any consumer, customer, or employee information, including all personally identifiable information of any consumer, customer, or employee in any format to which Executive may have access during employment with Flagstar and (iv) all information belonging to third parties, such as vendors, that Flagstar is bound by contract or otherwise to keep confidential. Confidential Information includes not only information disclosed by Flagstar (including its employees, agents, and independent contractors) or its clients to Executive, but also information developed or learned by Executive in the course and scope of employment with Flagstar.

By example only and without limitation, “Confidential Information” includes all information on trade secrets, inventions, innovations, processes, discoveries, improvements, research or development test results, specifications, data, data compilations and analyses, know-how, formats, employee information, subscriber information, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and client, prospective client and supplier identities and contact information, characteristics and agreements, whether in print, in electronic files, or residing on non-public Internet sites. Flagstar is the sole owner of the Confidential Information or is authorized by a third party to use the Confidential Information for limited purposes. Executive hereby irrevocably assigns to Flagstar all right, title, and interest Executive may have or may acquire to all Confidential Information.

2.    Use of Confidential Information. At all times during Executive’s employment with Flagstar, and after such employment ends (for any reason, voluntarily or involuntarily), Executive shall hold in trust, keep confidential and shall not make any direct or indirect use or disclosure of any Confidential Information, to or for Executive’s benefit or the benefit of any third party. In the event that Executive is not sure whether certain information is Confidential Information, Executive shall err on the side of caution and treat such information as Confidential Information. It is Executive’s responsibility to understand what is considered to be Confidential Information and to follow any specific guidelines and procedures set forth by Flagstar to protect such Confidential Information. Executive shall not remove any Confidential Information from Flagstar’s premises or computer/electronic systems unless strictly required by Executive’s job, in which case, Executive shall undertake diligent steps to insure that it remains confidential and that it is protected from loss, damage, theft and disclosure, and Executive shall immediately return the Confidential Information (and any copies thereof) to Flagstar’s premises computer/electronic systems.

Confidential Information shall not be deemed to include information that (i) becomes generally available to the public through no fault of the Executive, (ii) is previously known by the Executive prior to his receipt of such information from Flagstar, (iii) becomes available to the Executive on a non-confidential basis from a source which, to the Executive’s knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to Flagstar, or (iv) is required to be disclosed in order to comply with any applicable law or court order.
3.    Protected Rights. Executive understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Flagstar. Executive may disclose Confidential Information that qualifies as trade secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.    Non-Competition. At all times during Executive’s employment with Flagstar and for a period of one (1) year after such employment ends (for any reason, voluntarily or involuntarily), Executive agrees that the Executive shall not, on behalf of the Executive or for others, directly or indirectly (whether as employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, have an ownership interest in, or perform any services for a financial institution engaged in (or planning to become engaged in) the same lines of business as Flagstar or its subsidiaries (“Business of Flagstar”) in any state of the United States where the Flagstar or its subsidiaries are doing business. The Parties agree that this provision shall not prohibit the ownership by the Executive, solely as an investment, of securities of a person engaged in the Business of Flagstar if (i) the Executive is not an “affiliate” (as such term is defined in Rule 12b-2 of the regulations promulgated under the Exchange Act) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) the Executive does not, directly or indirectly, beneficially own more than two percent (2%) of the class of which such securities are a part.

5.    Non-Solicitation of Employees. At all times during Executive’s employment with Flagstar, and for a period of one (1) year after such employment ends (for any reason, voluntarily or involuntarily), Executive will not, directly or indirectly, on behalf of Executive or any other person or entity, hire, engage or solicit to hire for employment or consulting (or other provision of services) any person who is actively employed (or in the six (6) months preceding the Executive’s termination of employment with Flagstar or its subsidiaries was actively employed) by Flagstar or its subsidiaries. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by Flagstar to terminate his or her employment with Flagstar or its subsidiaries. This paragraph does not prohibit an employee from independently locating and applying for any public job posting and actually being hired for such position as long as the Executive has not been directly or indirectly involved in the process in any way.

6.    Non-Solicitation of Customers. At all times during Executive’s employment with Flagstar, and for a period of one (1) year after such employment ends (for any reason, voluntarily or involuntarily), Executive will not, directly or indirectly, on behalf of the Executive or any entity/person engaged in (or planning to become engaged in) the Business of Flagstar, solicit or accept the business of any entity in any state of the United States where the Flagstar or its subsidiaries are doing business who is, or was in the past (1) one year, a customer of Flagstar or its subsidiaries.

7.    Miscellaneous. In the event any term of this Non-Competition and Confidentiality Agreement (Exhibit B), is deemed unreasonable by a court (or arbitrator), Flagstar and Executive agree and request that the court (or arbitrator) reform the unreasonable terms or term to ensure the restrictive covenants are enforceable to the maximum extent legally permissible under Michigan law. This Non-Competition and Confidentiality Agreement, in conjunction with the Agreement and Release Agreement (Exhibit A), constitute the full, complete and exclusive agreement between the Parties pertaining to the subject matters covered, and supersede all prior and contemporaneous understandings or agreements pertaining to the subject matters covered hereby. This Non-Competition and Confidentiality Agreement is governed by the laws of the State of Michigan without regard it its conflict of law provisions and may not be amended or modified except with a writing that specifically amends this Agreement and is signed by Executive and the Chief Executive Officer of Flagstar.

FLAGSTAR BANK, FSB By: _____________________________ Name: ___________________________ Title: ____________________________ Date: ____________________________	FLAGSTAR BANCORP, INC. By: _____________________________ Name: ___________________________ Title: ____________________________ Date: ____________________________
EXECUTIVE Signature__________________________ Name (Printed):_____________________	Date: ___________________________

18